Exhibit 2.2*

EXECUTION VERSION

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

DATED AS OF April 24, 2009

BY AND AMONG

RBF ACQUISITION VIII, LLC,

AND

US BIOENERGY CORPORATION

*	In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the asset purchase agreement in this exhibit, which schedules and similar attachments are listed in the table of contents of the asset purchase agreement, have not been filed. The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

TABLE OF CONTENTS

1.1	Definitions	1
1.2	Other Definitions and Interpretive Matters	7

	ARTICLE 2
	PURCHASE AND SALE

2.1	Purchase and Sale	8
2.2	Excluded Assets	10
2.3	Assumed Liabilities	11
2.4	Excluded Liabilities	11
2.5	Assignments; Cure Costs	12
2.6	Further Assurances	13
2.7	Covenant Not to Sue	13

	ARTICLE 3
	PURCHASE PRICE

3.1	Purchase Price	13
3.2	Discharge of Assumed Liabilities	14
3.3	Allocation of Purchase Price	14

	ARTICLE 4
	CLOSING

4.1	Closing Date	15
4.2	Buyer’s Deliveries	15
4.3	Seller’s Deliveries	16

	ARTICLE 5
	REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Organization and Good Standing	18
5.2	Authority; Validity; Consents	18
5.3	No Conflict	18
5.4	Real Property	18
5.5	Environmental and Health and Safety Matters	19
5.6	Title to Acquired Assets	19
5.7	Taxes	19
5.8	Legal Proceedings	20
5.9	Compliance with Legal Requirements; Permits	20
5.10	Intellectual Property	20
5.11	Brokers or Finders	21
5.12	Assigned Contracts	21
5.13	Insurance	21

	ARTICLE 6
	REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization and Good Standing	21
6.2	Authority; Validity; Consents	21

i

6.3	No Conflict	22
6.4	Availability of Funds	22
6.5	Litigation	22
6.6	Brokers or Finders	22

	ARTICLE 7
	ACTION PRIOR TO THE INITIAL CLOSING DATE

7.1	Investigation of the Acquired Assets by Buyer	22
7.2	Operations Prior to the Initial Closing Date	22
7.3	Reasonable Best Efforts	24
7.4	Bankruptcy Court Approval	24
7.5	[Reserved]	25
7.6	Communications with Customers and Suppliers	25
7.7	Big River Matters	25

	ARTICLE 8
	ADDITIONAL AGREEMENTS

8.1	Taxes	25
8.2	Payments Received	26
8.3	Adequate Assurance and Performance	26
8.4	Post-Closing Books and Records and Personnel	26
8.5	No Other Representations or Warranties	27
8.6	Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same	27

	ARTICLE 9
	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

9.1	Initial Closing	27
9.2	Big River Closing	28

	ARTICLE 10
	CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

10.1	Initial Closing	29
10.2	Big River Closing	29

	ARTICLE 11
	TERMINATION

11.1	Termination Events Prior to the Initial Closing Date	30
11.2	Termination Events Prior to the Big River Closing Date	31
11.3	Effect of Termination	32

	ARTICLE 12
	GENERAL PROVISIONS

12.1	Survival	32
12.2	Public Announcements	32
12.3	Notices	32
12.4	Waiver	33

12.5	Entire Agreement; Amendment	33
12.6	Assignment	33
12.7	Severability	33
12.8	Expenses	34
12.9	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	34
12.10	Counterparts	34
12.11	Parties in Interest; No Third Party Beneficiaries	34
12.12	Non-Recourse	35
12.13	Schedules; Materiality	35

SCHEDULES

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Seller’s Knowledge Persons
Schedule 1.1(c)	Permitted Encumbrances
Schedule 3.1(a)(ii)	Initial Credit Bid and Release Allocation
Schedule 3.1(b)(ii)	Big River Credit Bid and Release Allocation
Schedule 3.3	Big River Purchase Price
Schedule 5.4(a)-1	Owned Real Property
Schedule 5.5	Environmental and Health and Safety Matters
Schedule 5.6(a)	Title to Other Acquired Assets
Schedule 5.6(b)	Title to Big River Interests
Schedule 5.7	Taxes
Schedule 5.8	Legal Proceedings
Schedule 5.9	Compliance with Legal Requirements; Permits
Schedule 8.1(b)	Periodic Taxes

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Contract Assignment and Assumption Agreement
Exhibit C	Form of Assignment of Membership Interests
Exhibit D	Form of Trademark Assignment Agreement

ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 24, 2009 (the “Effective Date”), by and among RBF Acquisition VIII, LLC, a Delaware limited liability company (“Buyer”), and US BioEnergy Corporation, a South Dakota corporation (“Seller”), amends and restates that Asset Purchase Agreement, dated as of April 2, 2009, by and among Buyer and Seller. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, on October 31, 2008 (the “Petition Date”), Seller filed a voluntary petition for relief (the “Filing”) commencing a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to that certain Postpetition Continuing Guaranty, dated as of January 14, 2009, Seller has guaranteed the obligations of VeraSun Albert City, LLC, VeraSun Central City, LLC, VeraSun Dyersville, LLC, VeraSun Hankinson, LLC, VeraSun Janesville, LLC, VeraSun Ord, LLC and VeraSun Woodbury, LLC (together, the “VeraSun Subs”) to the DIP Lender under each DIP Credit Agreement to which such VeraSun Sub is a party;

WHEREAS, Seller desires to sell to Buyer all of the Acquired Assets, and Buyer desires to purchase from Seller all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets pursuant to Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and the Seller’s ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of an Order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to Seller, all accounts receivable, trade accounts and other rights to payment (including overdue accounts receivable) arising in connection with the sale of goods or the rendering of services by Seller (or a predecessor) and the full benefit of all security for such accounts receivable, trade accounts or rights to payment (including overdue accounts receivable), including any other miscellaneous accounts receivable of Seller (or a predecessor), and any claim, remedy or other right of Seller (or a predecessor) related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.1(b).

“Action” means any legal action, suit or arbitration, or any inquiry, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit or investigation, brought, conducted or heard by or before any court or other Governmental Authority.

“Affiliate” of any particular Person means any other Person or Persons controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Arbiter” has the meaning set forth in Section 3.3.

“Allocation Schedule(s)” has the meaning set forth in Section 3.3.

“Assigned Contracts” means (i) the Contracts listed or described in Schedule 1.1(a) (as amended prior to the Initial Closing in accordance with Section 2.3(b), or as otherwise amended by Buyer prior to the Initial Closing to add Contracts in its sole discretion; provided, however, that the Cure Costs associated with any such Contracts added by Buyer to Schedule 1.1(a) after the Effective Date shall not be included for purposes of calculating the Cure Cost Limit in accordance with Section 2.3(b)) and (ii) any Contracts that arise in the ordinary course of business after the date hereof and are entered into in accordance with Section 7.2.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Avoidance Actions” means any and all claims for relief of Seller under chapter 5 of the Bankruptcy Code.

“Bankruptcy Case” means the cases commenced by Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled In re VeraSun Energy Corporation, et al., jointly administered under Case No. 08-12606 (BLS), and pending before the Bankruptcy Court.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bidding Procedures” means the bid procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court styled “Order Pursuant to 11 U.S.C. §§ 105(A), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; and (H) Granting Certain Related Relief” and entered on February 20, 2009 (Docket No. 699 in the Bankruptcy Case).

“Big River” means Big River Resources Grinnell, LLC, an Iowa limited liability company.

“Big River Closing” has the meaning set forth in Section 4.1(b).

“Big River Closing Date” means the date and time as of which the Big River Closing occurs as set forth in Section 4.1(b).

“Big River Credit Bid and Release” has the meaning set forth in Section 3.1(a)(ii).

“Big River Interests” has the meaning set forth in Section 2.1(b).

“Big River Operating Agreement” means the Operating Agreement of Big River.

“Bill of Sale” means the bill of sale substantially in the form attached hereto as Exhibit A.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by law to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise, license, note, lease or undertaking (whether written or oral) that is legally binding.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Credit Bid and Release” has the meaning set forth in Section 3.1(a)(ii).

“Cure Costs” means amounts that must be paid pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, to cure all monetary defaults under the Assigned Contracts as set forth in the Sale Order.

“Cure Costs Limit” has the meaning set forth in Section 2.3(b).

“Deed” means the deed transferring title to the Owned Real Property to be delivered pursuant to Section 4.3(a)(i).

“DIP Credit Agreements” means, collectively, those certain seven (7) final debtor-in-possession financing orders entered by the Bankruptcy Court on February 10, 2009, separately authorizing the VeraSun Subs to use cash collateral and obtain secured post-petition financing and authorizing Seller to enter into a post-petition continuing guaranty under which Seller would guarantee each of the VeraSun Subs’ obligations incurred under its corresponding post-petition financing agreements, dated as of January 14, 2009, by and among each VeraSun Sub and the DIP Lender.

“DIP Lender” means AgStar Financial Services, PCA.

“Documents” means all books, records, files, invoices, quality control records and manuals, records and laboratory books, plans, specifications, studies, surveys, maps, drawings, analysis, reports, ownership and operating manuals and correspondence with Governmental Authorities (including all data and other information stored on discs, tapes or other media).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, judgment, conditional sale or other similar restriction of any kind or nature.

“Environmental, Health and Safety Laws” has the meaning set forth in Section 5.5(a).

“Equipment” means all furniture, trade fixtures, equipment, computers, machinery, vehicles, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by Seller, including spare parts.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Filing” has the meanings set forth in the recitals.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which no stay of the action or order is in effect.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “pollutant,” “contaminant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“Initial Closing” has the meaning set forth in Section 4.1 (a).

“Initial Closing Date” means the date and time as of which the Initial Closing occurs as set forth in Section 4.1(a).

“Initial Credit Bid and Release” has the meaning set forth in Section 3.1(b)(ii)

“Intellectual Property” means, with respect to Seller, all intellectual property and proprietary rights of any kind, including the following: (i) Trademarks; (ii) Patents; (iii) Copyrights; (iv) Trade Secrets; (v) computer software, computer programs, and databases (whether in source code, object code or other form); and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

“Knowledge” means, with respect to any matter in question, in the case of Seller, the actual knowledge of any of the individuals listed on Schedule 1.1(a) with respect to such matter, including facts of which such individuals should be aware in the reasonable prudent exercise of their duties and after due inquiry.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Marion” means US Bio Marion, LLC, a South Dakota limited liability company.

“Material Adverse Effect” means a material adverse change in or material adverse effect on the Acquired Assets (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the Filing; (ii) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (iii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) changes in (or proposals to change) Legal Requirements or accounting regulations or principles; (vi) any action contemplated by this Agreement or taken at the request of Buyer; (vii) changes in prices or costs of commodities or supplies; (viii) failure of Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics; or (ix) any motion, application, pleading or Order filed under or in connection with the Bankruptcy Case; and (b) any change or effect generally applicable to (i) the industries and markets in which Seller operates or (ii) economic or political conditions or the securities or financial markets in any country or region.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Other Acquired Assets” has the meaning set forth in Section 2.1(a).

“Owned Real Property” has the meaning set forth in Section 5.4(a).

“Party” or “Parties” means, individually or collectively, Buyer and Seller.

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“Periodic Taxes” has the meaning set forth in Section 8.1(b).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders.

“Permitted Encumbrances” means: (i) easements, leases, reservations, or other rights of others in, or minor defects and irregularities in title that do not materially impair the use of, the encumbered property or assets for the purposes for which they are held; (ii) any Encumbrance or privilege vested in any lessor, licensor or permittor for rent or other obligations solely related to the period after the (x) Big River Closing with respect to the Big River Interests and (y) Initial Closing with respect to the Other Acquired Assets; (iii) licenses of or other grants of rights to use Intellectual Property entered into in the ordinary course of business that do not materially impair the ownership or use of the Acquired Assets, (iv) Encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of

Buyer or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (v) liens for Taxes not yet due and payable; and (v) Encumbrances set forth on Schedule 1.1(c).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Paid Expenses” means all deposits and prepaid charges and expenses of Seller as of the Initial Closing Date, including (i) security deposits with third party suppliers, vendors or service providers, ad valorem taxes and lease and rental payments (other than in connection with any Excluded Assets), (ii) rebates, (iii) refunds, (iv) tenant reimbursements and (v) pre-payments, and in each case, the rights thereto.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means the Owned Real Property listed or described on Schedule 2.1(a)(i).

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“ROFR” has the meaning set forth in Section 7.7.

“Sale Motion” means the motion styled “Motion Pursuant to 11 U.S.C. §§ 105(a), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 for (I) Entry of an Order (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; and (H) Granting Certain Related Relief; and (II) Entry of an Order (A) Approving the Sale of Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief” and filed with the Bankruptcy Court on February 6, 2009 (Docket No. 622 in the Bankruptcy Case).

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby.

“Seller” has the meaning set forth in the introductory paragraph.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee or successor liability (by law, Contract or otherwise) in respect of any items described in clause (i) above.

“Tax Refunds” has the meaning set forth in Section 2.1(a)(x).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Trade Secrets” means trade secrets and other confidential and proprietary business information (including confidential and proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“VeraSun Subs” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Legal Requirement, and the rules and regulations thereunder.

1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ means U.S. dollars.

(iii) Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer and Seller participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, on the Initial Closing Date, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller in, to or under all of the properties and assets of Seller (other than the Excluded Assets) of every kind and description, wherever located, real, personal, mixed, tangible or intangible, as the same shall exist on the Initial Closing Date, including all right, title and interest of Seller in, to or under the following (collectively, the “Other Acquired Assets”):

(i) Equipment;

(ii) the Assigned Contracts;

(iii) the Owned Real Property;

(iv) all cash and cash equivalents of Seller, including checks, commercial paper, treasury bills, certificates of deposit amounts held in escrow for the benefit of Seller, and other bank deposits;

(v) all Permits and pending applications therefor, in each case, exclusively related to the Other Acquired Assets specified in Section 2.1(a)(iii);

(vi) all Intellectual Property other than Intellectual Property included in the Excluded Assets;

(vii) the Pre-Paid Expenses;

(viii) all Accounts Receivable;

(ix) all rights, claims, credits, causes of action or rights of set off against Persons other than Seller relating to the Other Acquired Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to, the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties other than (A) Avoidance Actions and (B) other avoidance claims and causes of action under applicable state law;

(x) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes not already received or utilized (collectively, “Tax Refunds”) payable to Seller, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Initial Closing Date; provided, that Buyer shall at its own cost be responsible for obtaining, and Seller shall cooperate in good faith in obtaining, all such Tax Refunds;

(xi) any counterclaims, setoffs or defenses that Seller may have with respect to any Assumed Liabilities;

(xii) to the extent assignable, any bonds, obligations or other instruments of indebtedness owed to Seller;

(xiii) to the extent assignable or transferable in accordance with the terms and conditions of the applicable insurance policies, applicable law or the Sale Order, (i) all of Seller’s insurance policies and rights and benefits thereunder (including, without limitation, (A) all rights pursuant to and proceeds from such insurance policies, including unearned premiums, and (B) all claims, demands, proceedings and causes of action asserted by Seller under such insurance policies) and (ii) any letters of credit related thereto; and

(xiv) to the extent available and permitted by applicable Legal Requirements, all Documents that relate primarily to any of the Other Acquired Assets specified in Section 2.1(a)(i) through Section 2.1(a)(xiii), provided that Seller may retain one copy of such Documents.

(b) Upon the terms and subject to the conditions of this Agreement, including Section 7.7, on the Big River Closing Date, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller in, to or under the following (the “Big River Interests” and together with the Other Acquired Assets, the “Acquired Assets”):

(i) all Interests (as such term is defined in the Big River Operating Agreement) in Big River and all rights with respect thereto, as the same shall exist on the Big River Closing Date;

(ii) all proceeds resulting from a sale of the Big River Interests to the other Member (as such term is defined in the Big River Operating Agreement) or Big River in accordance with the terms of the Big River Operating Agreement; and

(iii) to the extent available and permitted by applicable Legal Requirements, all Documents that relate primarily to the Big River Interests specified in Sections 2.1(b)(i) and Section 2.1(b)(ii), provided that Seller may retain one copy of such Documents.

2.2 Excluded Assets. The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the Purchase Price delivered to Seller pursuant to this Agreement;

(b) any shares of capital stock or other equity interest of any VeraSun Sub or Marion or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any VeraSun Sub or Marion;

(c) any properties or assets of any VeraSun Sub or Marion;

(d) all minute books, stock ledgers, corporate seals and stock certificates of Seller;

(e) the intellectual property listed or described on Schedule 2.2(e);

(f) any Trade Secrets;

(g) the Executive Liability and Entity Securities Liability Policy issued by Federal Insurance Company (Chubb) to VeraSun Energy Corporation, Policy Number 6804-6508 and the Excess Executive Liability Policies issued by St. Paul Mercury Insurance Company (Travelers), Policy Number EC06900746; National Union Fire Insurance Company of Pittsburgh, PA (AIG), Policy Number 00-600-06-79; Underwriters at Lloyd’s, London, Policy Number B066465107A08; and Old Republic Insurance Company, Policy Number CUG 32421 to VeraSun Energy Corporation, including any and all claims, demands, proceedings and causes of action asserted by Seller under such insurance policies;

(h) any Contract that is not an Assigned Contract;

(i) all Permits and pending applications therefor other than those specified in Section 2.1(a)(v);

(j) any Avoidance Actions; and

(k) any rights, claims or causes of action of Seller under this Agreement or any other Transaction Document.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Initial Closing Date, Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others.

(a) all Liabilities under the Assigned Contracts relating to events or circumstances first arising and accruing after the Initial Closing Date, other than those described in Section 2.3(b);

(b) all Cure Costs; provided, however, that in the event the Parties determine after the Effective Date and prior to the Initial Closing that the Cure Costs of the Assigned Contracts set forth on Schedule 1.1(a) on the Effective Date exceed $50,000 in the aggregate (the “Cure Costs Limit”), Buyer may amend Schedule 1.1(a) to remove one or more Contracts listed thereon in order to reduce Buyer’s aggregate Liability under this Section 2.3(b) by an amount such that the Cure Costs of the Contracts on Schedule 1.1(a), as amended, are as close to as reasonably practicable, but not in excess of, the Cure Cost Limit; and

(c) Sellers’ Liability for Taxes to the extent provided in Section 8.1.

2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Seller, and Seller shall be solely and exclusively liable with respect to all Liabilities of Seller, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”), including the following Liabilities:

(a) all Liabilities of Seller relating to or otherwise arising, whether before, on or after the Big River Closing, out of, or in connection with the Excluded Assets;

(b) other than the Liabilities described in Section 2.3(b), all Liabilities under each Assigned Contract to the extent based on facts and circumstances arising or accruing on or prior to the Initial Closing Date;

(c) any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to Seller’s leasing, ownership or operation of real property on or prior to the Initial Closing Date (or with respect to Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to Seller’s leasing, ownership or operation of real property relating solely to the Big River Interests, on or prior to the Big River Closing Date) no matter when raised;

(d) all Liabilities relating to noncompliance with Permits, Governmental Authorizations, Environmental Health and Safety Laws, and other Legal Requirements that occurred on or before the Initial Closing (or with respect to other Liabilities relating to noncompliance with Permits,

Governmental Authorizations, Environmental Health and Safety Laws, and other Legal Requirements relating solely to the Big River Interests, that occurred on or before the Big River Closing Date);

(e) any indebtedness for borrowed money of Seller and all guarantees of third party obligations by Seller and reimbursement obligations to guarantors of Seller’s obligations under letters of credit;

(f) except to the extent that the Liabilities are assumed pursuant to Section 2.3, all Taxes imposed on Seller regardless of whether attributable to a taxable period ending prior to, on or after the Initial Closing Date;

(g) all Liabilities of Seller to any former or current employee, including (i) for salary, wages, commissions, bonus, severance, vacation pay, holiday pay and any other employee payroll obligations (including accrued payroll Taxes); arising out of acts or omissions with respect to any benefit plan, employee practices or programs, including employee claims of wrongful discharge or discrimination, (ii) severance liabilities, (iii) obligations of Seller under employment contracts, (iv) any change of control amounts payable to any employees as a result of the transactions contemplated by this Agreement, and (v) all Liabilities that may arise under the WARN Act as a result of the transactions contemplated in this Agreement, including all such Liabilities to any employee of Seller;

(h) drafts or checks outstanding at the Initial Closing Date;

(i) obligations under any futures contracts, options on futures, swap agreements or forward sale agreements entered into by Seller; and

(j) except to the extent that the Liabilities are assumed pursuant to Section 2.3, any other Liabilities arising out of or in connection with events occurring prior to the Initial Closing Date (or with respect to other Liabilities relating solely to the Big River Interests, arising out of or in connection with events occurring prior to the Big River Closing Date), regardless of when raised.

2.5 Assignments; Cure Costs.

(a) Seller shall transfer and assign all Assigned Contracts to Buyer, and Buyer shall assume all Assigned Contracts from Seller, as of the Initial Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order. In connection with such assumption and assignment, Buyer shall pay and discharge all Cure Costs.

(b) To the maximum extent permitted by the Bankruptcy Code, the Acquired Assets shall be assumed by and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code as of the Initial Closing Date or such other date as specified in an Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Initial Closing (after giving effect to the Sale Order and the Bankruptcy Code), would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder. If with respect to any Acquired Asset such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code other than as a result of the failure to pay Cure Costs that are not Assumed Liabilities, then such Acquired Asset shall not be transferred hereunder and the Initial Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the Purchase Price. In the case of licenses, certificates, approvals, authorizations, Permits and pending applications therefor, Contracts and other commitments included in the Acquired Assets (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Initial Closing (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer in endeavoring to obtain such consent and, if any such consent is not obtained, Seller shall, following the Initial Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in all reasonable respects to provide to Buyer the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall, following the Initial Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 2.5(b) shall (x) require Seller to make any expenditure or incur any obligation on their own or on behalf of Buyer or (y) prohibit Seller from ceasing operations or winding up its affairs following the Initial Closing.

2.6 Further Assurances. In furtherance and not in limitation to the rights and obligations set forth in Section 7.3, at the Initial Closing and Big River Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement, and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Buyer of the Assigned Contracts and to effectuate the transfer of the Permits and pending applications specified in Section 2.1(a)(v), and Seller and Buyer shall each use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement; provided that nothing in this Section 2.6 shall prohibit Seller from ceasing operations or winding up its affairs following the Big River Closing.

2.7 Covenant Not to Sue. The Parties acknowledge that certain Trade Secrets owned by Seller exist in the facilities owned by the VeraSun Subs as of the date hereof or in the knowledge of the individuals employed at the facilities owned by the VeraSun Subs as of the date hereof. Seller shall not challenge Buyer’s or its Affiliates’ use of such Trade Secrets for any purpose. Buyer acknowledges that Seller may use or permit others to use such Trade Secrets for any purpose, and Buyer shall not challenge such use.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Seller’s right, title and interest in, to and under the Acquired Assets shall consist of:

(a) For the Other Acquired Assets:

(i) the assumption of the Assumed Liabilities (other than those relating solely to the Big River Interests); and

(ii) the release of Seller, the applicable VeraSun Subs and any guarantors (and their respective successors and assigns) under the DIP Credit Agreements of obligations, claims, rights, actions, causes of action, suits, liabilities, damages, debts, costs, expenses and demands whatsoever, in law or in equity, arising under, or otherwise relating to the DIP Credit Agreements (collectively, the “Credit Bid and Release”), in an amount equal to Two Million Seven Hundred Thousand Dollars ($2,700,000.00), as described in greater detail on Schedule 3.1(a)(ii) (the “Initial Credit Bid and Release”).

(b) For the Big River Interests:

(i) the assumption of the Assumed Liabilities relating solely to the Big River Interests; and

(ii) the Credit Bid and Release, in an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00), as described in greater detail on Schedule 3.1(b)(ii) (the “Big River Credit Bid and Release”).

3.2 Discharge of Assumed Liabilities. Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

3.3 Allocation of Purchase Price. Except for the portion of the Purchase Price allocated to the Big River Interests set forth on Schedule 3.3 (such schedule to be delivered by Buyer to Seller prior to April 10, 2009), within seventy-five (75) days after the Initial Closing, Buyer shall deliver to Seller for Seller’s review and approval allocation schedule(s) (the “Allocation Schedule(s)”) allocating the Purchase Price, including the Assumed Liabilities (other than the Assumed Liabilities relating solely to the Big River Interests) that are liabilities for federal income Tax purposes, among the Other Acquired Assets. The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. The approval of the Allocation Schedule(s) by Seller shall not be unreasonably withheld, and in the event that Seller shall have objections to all or any portion of the Allocation Schedule(s) then, on or before the twentieth (20th) Business Day following its receipt of the Allocation Schedule(s) from Buyer as herein provided, Seller shall deliver to Buyer a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objections of Seller thereto. In the event that Seller shall deliver to Buyer a written objection to the Allocation Schedule(s) in accordance with this Section 3.3, Seller and Buyer shall thereafter work in good faith to resolve any and all objections set forth therein and, upon such resolution. If Seller and Buyer are unable to resolve any material differences with regard to the allocation of the Purchase Price within fifteen (15) Business Days after Seller’s delivery of such written objection, then any disputed matters will be finally and conclusively determined by an independent certified public accounting firm or independent certified appraisal firm (the “Allocation Arbiter”) mutually agreed upon by Buyer and Seller (such agreement not be unreasonably withheld or delayed by Buyer or Seller). Buyer and Seller shall instruct the Allocation Arbiter to promptly, but not later than thirty (30) days after its acceptance of appointment, determine (based solely upon representations of Buyer and Seller and not by independent review) only those matters in dispute and render a written report as to the disputed matters and the resulting allocation. Such a determination by the Allocation Arbiter shall, absent manifest error, be conclusive and binding on the Parties. The Allocation Arbiter’s fees and expenses shall be borne equally by Buyer and Seller. Buyer and Seller will each file IRS Forms 8594, and all Tax Returns, in accordance with the Allocation Schedule(s) that are established pursuant to the terms of this Section 3.3. Seller and Buyer each agrees to provide the other promptly with any other information required to complete IRS Forms 8594. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation Schedule(s) and neither Buyer nor Seller shall agree to any proposed adjustment based upon or arising out of Allocation Schedule(s) by any Governmental Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule(s), and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation Schedule(s).

ARTICLE 4

CLOSING

4.1 Closing Date.

(a) Initial Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Other Acquired Assets and the assumption of the Assumed Liabilities (other than the Assumed Liabilities relating solely to the Big River Interests) contemplated hereby (the “Initial Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois no later than the third (3rd) Business Day following the date on which the conditions set forth in Section 9.1 and Section 10.1 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer and Seller may mutually agree. The date and time at which the Initial Closing actually occurs is hereinafter referred to as the “Initial Closing Date.”

(b) Big River Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Big River Interests and the assumption of the Assumed Liabilities relating solely to the Big River Interests contemplated hereby (the “Big River Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois no later than the third (3rd) Business Day following the date on which the conditions set forth in Section 9.2 and Section 10.2 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Big River Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer and Seller may mutually agree. The date and time at which the Big River Closing actually occurs is hereinafter referred to as the “Big River Closing Date.”

4.2 Buyer’s Deliveries.

(a) At the Initial Closing, Buyer shall deliver to Seller:

(i) the Initial Credit Bid and Release (including documentation reasonably acceptable to Seller evidencing reduction of indebtedness in the amount of such Credit Bid and Release);

(ii) the Bill of Sale, duly executed by Buyer;

(iii) executed counterparts of one or more contract assignment and assumption agreements with respect to each of the Assigned Contracts, in substantially the form attached hereto as Exhibit B, assigning to Buyer all of Seller’s right, title and interest in and to such Assigned Contracts;

(iv) each other Transaction Document (other than the Transaction Documents relating solely to the Big River Assets) to which Buyer is a party, duly executed by Buyer;

(v) the certificates of Buyer to be received by Seller pursuant to Sections 10.1(a) and 10.1(c);

(vi) a copy of Buyer’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Delaware;

(vii) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(viii) a certificate of any authorized manager or member (if Buyer is a member managed limited liability company) of Buyer, dated the Initial Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) there having been no amendments to the certificate of formation of Buyer since the date of the certified certificate of formation delivered pursuant to Section 4.2(a)(vi); and (B) Buyer’s authorization to execute and perform its obligations under the Transaction Documents (other than the Transaction Documents relating solely to the Big River Assets) to which Buyer is a party; and

(ix) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Seller, as Seller may reasonably request to transfer and assign the Assumed Liabilities (other than the Assumed Liabilities relating solely to the Big River Interests) to Buyer.

(b) At the Big River Closing, Buyer shall deliver to Seller:

(i) the Big River Credit Bid and Release (including documentation reasonably acceptable to Seller evidencing reduction of indebtedness in the amount of such Credit Bid and Release);

(ii) the instrument of assignment of the Big River Interests, duly executed by Seller, substantially in the form attached hereto as Exhibit C.

(iii) each other Transaction Document relating solely to the Big River Interests to which Buyer is a party, duly executed by Buyer;

(iv) the certificates of Buyer to be received by Seller pursuant to Sections 10.2(a) and 10.2(b);

(v) a certificate of any authorized manager or member (if Buyer is a member managed limited liability company) of Buyer, dated the Big River Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) there having been no amendments to the certificate of formation of Buyer since the date of the certified certificate of formation delivered pursuant to Section 4.2(a)(vi); and (B) Buyer’s authorization to execute and perform its obligations under the Transaction Documents relating solely to the Big River Interests to which Buyer is a party; and

(vi) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Seller, as Seller may reasonably request to transfer and assign the Assumed Liabilities relating solely to the Big River Interests to Buyer.

4.3 Seller’s Deliveries.

(a) At the Initial Closing, the Seller shall deliver to Buyer:

(i) the Bill of Sale, the Deed and each other Transaction Document (other than the Transaction Documents relating solely to the Big River Assets) to which Seller is a party, duly executed by Seller;

(ii) executed counterparts of the contract assignment and assumption agreement(s) referenced in Section 4.2(a)(iii);

(iii) instruments of assignment of the Trademarks that are owned by Seller and included in the Acquired Assets, duly executed by Seller, substantially in the form attached hereto as Exhibit D;

(iv) with respect to the Owned Real Property, any existing surveys, legal descriptions and title policies that are in the possession of Seller;

(v) a certified copy of the Sale Order;

(vi) the certificates of Seller to be received by Buyer pursuant to Sections 9.1(a) and 9.1(b);

(vii) certificates executed by Seller, dated the Initial Closing Date, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code as of the Initial Closing Date; and

(viii) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Other Acquired Assets.

(b) At the Big River Closing, the Seller shall deliver to Buyer:

(i) executed counterparts of the assignment of the Big River Interests referenced in Section 4.2(b)(ii);

(ii) each other Transaction Document relating solely to the Big River Interests to which Seller is a party, duly executed by Seller;

(iii) the certificates of Seller to be received by Buyer pursuant to Sections 9.2(a) and 9.2(b);

(iv) certificates executed by Seller, dated the Big River Closing Date, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code as of Big River Closing Date; and

(v) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Big River Interests.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer as follows:

5.1 Organization and Good Standing. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has the requisite corporate power and authority to own or lease and to operate and use its properties. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Authority; Validity; Consents. Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Seller and each other Transaction Document required to be executed and delivered by Seller at the Initial Closing, and to the extent applicable, the Big River Closing, will be duly and validly executed and delivered by Seller at the Initial Closing, and to the extent applicable, the Big River Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to Seller, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval, except (a) for entry of the Sale Order and (b) for notices, filings and consents required in connection with the Bankruptcy Case, Seller is not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a material effect on Seller’s ability to own, lease and operate the Acquired Assets.

5.3 No Conflict. When the consents and other actions described in Section 5.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any material obligation of Seller under (a) any Order or (b) any Legal Requirement, except as would not, individually or in the aggregate, have a material effect on Seller’s ability to own, lease and operate the Acquired Assets.

5.4 Real Property.

(a) Schedule 5.4(a)-1 lists, as of the Effective Date, all real property which is owned by Seller (collectively, the “Owned Real Property”). Seller is not a lessor or lessee of any real property.

(b) Except as set forth on Schedule 5.4, Seller has not received written notice of, and, to Seller’s Knowledge, there is no threatened (i) condemnation, eminent domain, expropriation or similar Proceeding affecting the Real Property, (ii) Proceeding to change the zoning classification of any portion of the Real Property or (iii) imposition of any special assessments for public betterments affecting the Real Property, which in the case of each of clauses (i), (ii) and (iii) would have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 5.4, the Real Property used by Seller, and the present uses of the Real Property by Seller, are in compliance with, and not in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Legal Requirement, except for such instances of noncompliance, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

5.5 Environmental and Health and Safety Matters. Except as set forth on Schedule 5.5, or as would not, individually or in the aggregate, give rise to or materially increase an Assumed Liability:

(a) to Seller’s Knowledge, there has been no Release of any Hazardous Substances that requires reporting under applicable Legal Requirements concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”) at, on or under any of the Real Property, and none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended;

(b) Seller has obtained all Permits needed for the operation of the Acquired Assets as currently operated under applicable Environmental, Health and Safety Laws and Seller is in compliance with all material conditions of such Permits, the Permits have not expired, and Seller has timely applied to renew all such Permits. There is no Proceeding pending or, to Seller’s Knowledge, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of, or the loss of any benefit to which Seller would obtain from, any Permit needed for the operation of the Acquired Assets as currently operated under applicable Environmental, Health and Safety Laws or the imposition of any fine, penalty or other sanctions for violation of any applicable law relating to such Permit;

(c) Seller has made available or provided Buyer with copies of all material documents, records and information in Seller’s possession concerning the condition of the environment at any of the Real Property, whether generated by Seller or others, including environmental audits and environmental site assessments.

5.6 Title to Acquired Assets.

(a) Immediately prior to Initial Closing, Seller will have, and, upon delivery to Buyer on the Initial Closing Date of the instruments of transfer contemplated by Section 4.3(a), and subject to the terms of the Sale Order, Seller will thereby transfer to Buyer, good title to, or, in the case of property leased or licensed by Seller, a valid leasehold or licensed interest in, all of the Other Acquired Assets, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.6(a), (b) for the Assumed Liabilities and (c) for Permitted Encumbrances.

(b) Immediately prior to Big River Closing, Seller will have, and, upon delivery to Buyer on the Big River Closing Date of the instruments of transfer contemplated by Section 4.3(b), and subject to the terms of the Sale Order, Seller will thereby transfer to Buyer, good title to all of the Big River Interests, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.6(b), (b) for the Assumed Liabilities relating solely to the Big River Interests) and (c) for Permitted Encumbrances.

5.7 Taxes. Except as set forth on Schedule 5.7, Seller has timely filed all material Tax Returns required to be filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted, or to be obtained on behalf of, Seller) and all such Tax Returns are accurate and complete in all material respects. Except as set forth on Schedule 5.7, Seller has timely paid all material Taxes due and payable, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets, and all material Taxes that Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required by law, have been timely paid to the proper Governmental Authority. Except as set forth on Schedule 5.7, Seller has not made an election to treat any Acquired Assets as owned by another Person or as tax-exempt bond financed property or tax exempt use property with the meaning of Section 168 of the Code or under any comparable provision of state or local law. Except as set forth on Schedule 5.7, (a) no examination of any such Tax Return of Seller is currently in progress by any Governmental Authority and there are no Proceedings scheduled or in progress with respect to Taxes of Seller; (b) no material adjustment or deficiency has been proposed in writing or assessed with respect to any such Tax Returns or Taxes of Seller for the last five (5) fiscal years by any Governmental Authority; and (c) no material claim has been made in writing within the last five (5) years by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns to the effect that such filings may be required with respect to all or any portion of the Acquired Assets by that jurisdiction.

5.8 Legal Proceedings. Except for the Bankruptcy Case and as set forth on Schedule 5.8, as of the Effective Date, there is no material Proceeding, Action or Order pending, outstanding or, to Seller’s Knowledge, threatened against Seller or the Acquired Assets, that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby, or which could give rise to or materially increase an Assumed Liability.

5.9 Compliance with Legal Requirements; Permits. Except as set forth in Schedule 5.9 and except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller is not in violation of any Legal Requirement applicable to the ownership of the Acquired Assets and holds all Permits required for the ownership of the Acquired Assets by Seller. Notwithstanding the foregoing, this Section 5.9 shall not apply Taxes or environmental and health and safety matters, which are the subject exclusively of the representations and warranties in Section 5.7 and Section 5.5, respectively.

5.10 Intellectual Property.

(a) Schedule 5.10(a) sets forth a true and complete list of all U.S. and foreign (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for Trademarks; and (iii) registered Copyrights and pending applications for Copyrights, in each case which are owned by Seller as of the Effective Date and which are included in and material to the Acquired Assets. Except as set forth on Schedule 5.10(a), Seller is the sole owner of all of the applications and registrations set forth on Schedule 5.10(a), and all such applications and registrations are in effect and subsisting.

(b) Except as disclosed on Schedule 5.10(b) and except as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s Knowledge, (i) the conduct of the business by Seller as currently conducted does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against Seller, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by Seller, and no such claims are pending or threatened in writing against any Person by Seller.

(c) Schedule 5.10(c) sets forth a true and complete list of all material Contracts to which Seller is a party pursuant to which Seller is granted or obtains the right to use any software or databases that are included in or comprise the Intellectual Property set forth on Schedule 5.10(a), except for off the shelf software and licenses implied in the sale of such software or databases.

(d) Except as set forth on Schedule 5.10(d) and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller owns the Intellectual Property set forth on Schedule 5.10(a), free from any Encumbrances, other than Permitted Encumbrances, and free from any requirement of any present or future royalty payments, license fees, charges or other payment; and (ii) no Action is pending, or to the Seller’s Knowledge, threatened, challenging the validity, enforceability, registration, ownership or use of any Intellectual Property set forth on Schedule 5.10(a).

5.11 Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Seller shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Liabilities.

5.12 Assigned Contracts. Each Assigned Contract listed or described in Schedule 1.1(a) is in full force and effect and is a valid and binding obligation of Seller party thereto and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, (b) as set forth on Schedule 5.12 and (c) as would not, individually or in the aggregate, have a Material Adverse Effect. After giving effect to entry of the Sale Order and payment of applicable Cure Costs, (i) Seller will not be in breach or default of its obligations under any such Assigned Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a default by Seller under any such Assigned Contract and (iii) to Seller’s Knowledge, no other party to any such Assigned Contract is in material breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

5.13 Insurance. Seller maintains sufficient insurance with reputable insurers for all of its properties and assets against all risks normally insured against, and in amounts normally carried, by Seller in the ordinary course of business.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2 Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer at the Initial Closing, and to the extent applicable, the Big River Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

6.3 No Conflict. When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of formation or limited liability company agreement of Buyer, (c) any Order or (d) any Legal Requirement.

6.4 Availability of Funds. Buyer has, and at the Initial Closing, and to the extent applicable, the Big River Closing, will have, sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.5 Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, that would affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.6 Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.

ARTICLE 7

ACTION PRIOR TO THE INITIAL CLOSING DATE

7.1 Investigation of the Acquired Assets by Buyer. After the Effective Date and prior to the Closing Date, Seller shall, (a) afford Buyer and its authorized Representatives access, during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Acquired Assets and the Assumed Liabilities to the extent Buyer reasonably deems necessary, and permit Buyer and its authorized Representatives to make copies of such materials, provided that any such access shall be coordinated through Mark Dickey prior to Buyer or its authorized representatives being afforded such access, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Acquired Assets and the Assumed Liabilities as shall be reasonably requested by Buyer or its authorized Representatives and (c) use commercially reasonable efforts to cause its key employees, outside accountants and outside counsel to cooperate with Buyer in its investigation. Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Seller to disclose information subject to attorney-client privilege.

7.2 Operations Prior to the Initial Closing Date. Seller covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in any other Schedule as of the date hereof, (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) or (iv) as otherwise required by Legal Requirements, after the Effective Date and prior to the Initial Closing Date:

(a) Seller shall:

(i) carry on its business in the ordinary course, taking into account Seller’s status as debtors in possession;

(ii) maintain its books, accounts and records in accordance with past custom and practice;

(iii) use commercially reasonable efforts, taking into account Seller’s status as debtors in possession, to (A) comply in all material respects with all applicable laws with respect to the Acquired Assets, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to Assigned Contracts and (C) maintain in full force and effect all Permits required for the ownership of the Acquired Assets;

(iv) use commercially reasonable efforts, taking into account Seller’s status as debtors in possession, to cause any of Seller’s current property insurance policies with respect to any of the Acquired Assets not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement, policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; and

(v) use commercially reasonable efforts, taking into account Seller’s status as debtors in possession, to maintain in full force and effect the existence of all material Intellectual Property owned by Seller.

(b) Seller shall not:

(i) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on any of the Acquired Assets;

(ii) fail to maintain the Acquired Assets in their present condition, reasonable wear and tear excepted;

(iii) amend any of the Assigned Contracts or any Contract included in the Acquired Assets other than non-material amendments made in the ordinary course;

(iv) declare, set aside or pay any dividend or other distribution (including cash dividends or cash distribution) in respect of any ownership interests in Seller; or

(v) enter into any agreement or commitment to take any action prohibited by this Section 7.2.

7.3 Reasonable Best Efforts.

(a) Seller and Buyer shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, (ii) the obtaining of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Seller and Buyer, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, Buyer and Seller shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

7.4 Bankruptcy Court Approval.

(a) The Parties acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. The Parties acknowledge that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as required by the Bankruptcy Court, and (ii) Buyer must provide adequate assurance of future performance under the to-be-assigned leases and executory Contracts.

(b) In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Seller shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c) From and after the Effective Date and to the extent Buyer is the Successful Bidder at the Auction, Seller shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

7.5 [Reserved].

7.6 Communications with Customers and Suppliers. Prior to the Initial Closing, Buyer shall not, and shall cause its Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any of Seller’s customers, suppliers and other Persons with which Seller’s have material commercial dealings without obtaining the prior consent of Seller.

7.7 Big River Matters. Seller shall provide written notice, as soon as reasonably practicable, and in any event no later than April 13, 2009, of the proposed transfer of the Big River Interests to Buyer at a price set forth on Schedule 3.3, to the other Member (as such term is defined in the Big River Operating Agreement) and Big River in accordance with the terms of Article 10 of the Big River Operating Agreement, including the right of first refusal set forth in Section 10.5(a) thereof (the “ROFR”). In the event neither the other Member nor Big River exercise their rights under the ROFR Seller shall transfer the Big River Interests in accordance with this Agreement. In the event either the other Member or Big River exercise their rights under the ROFR, Seller shall use its commercially reasonable efforts to close such purchase as soon as practicable, and in any event no later than forth-five (45) days after such party exercises its rights under the ROFR. For the avoidance of doubt, the Parties acknowledge and agree that all proceeds resulting from a sale of the Big River Interests to the other Member or Big River, shall be for the benefit of Buyer, subject to the consummation of this Agreement relating to the Big River Interests and shall be payable to Buyer at the Big River Closing. Seller further agrees that it shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from either the other Member or Big River and shall notify and consult with Buyer with respect to any developments, discussions or actions taken with respect to the actions contemplated in this Section 7.7.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Taxes

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Acquired Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Buyer. Seller and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Seller, Buyer shall prepare and deliver to Seller a copy of such Tax Return at least five days before the due date thereof, and Seller shall promptly execute such Tax Return and deliver it to Buyer, which shall cause it to be filed. Buyer shall provide reimbursement for any Tax described in this Section 8.1(a) that is paid by Seller.

(b) All real and personal property Taxes and similar ad valorem obligations levied with respect to the Other Acquired Assets (and with respect to the Big River Interests, if Buyer acquires the Big River Interests), whether imposed or assessed before or after the Initial Closing Date (“Periodic Taxes”), that are payable after the Initial Closing Date or payable on or before the Initial Closing Date (and with respect to the Big River Interests, whether imposed or assessed before or after the Big River Closing Date, if Buyer acquires the Big River Interests) as set forth on Schedule 8.1(b), shall be borne by Buyer. Buyer shall be responsible for preparing and filing any and all Tax Returns required to be filed after the Initial Closing Date (and with respect to the Big River Interests, after the Big River Closing Date, if Buyer acquires the Big River Interests) with respect to Periodic Taxes; provided, however, that such Tax Returns shall, to the extent they relate to a taxable period ending on or before the relevant closing date, be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed.

(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that neither Buyer nor Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(c) shall be borne by the Party requesting it.

(d) Buyer and Seller hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

8.2 Payments Received. Seller and their Affiliates, on the one hand, and Buyer, on the other hand, each agree that, after the Initial Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Initial Closing which properly belongs to the other and will account to the other for all such receipts.

8.3 Adequate Assurance and Performance. With respect to each Assigned Contract, Buyer shall use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract. Buyer and Seller agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Seller’s Representatives available to testify before the Bankruptcy Court.

8.4 Post-Closing Books and Records and Personnel. For seven (7) years after the Initial Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the business records and files of Seller and (b) Buyer shall allow Seller (including, for clarity, any trust established under a chapter 11 plan of Seller or any other successors of Seller) and any of their Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all employees and files of Buyer and its Subsidiaries and any books and records and other materials included in the Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Seller, the functions of any such trusts or successors, or other reasonable business purposes, and Seller (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials.

8.5 No Other Representations or Warranties

(a) Buyer acknowledges that, except for the representations and warranties contained in Article 5, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller (including representations and warranties as to the condition of the Acquired Assets) or with respect to any information provided by or on behalf of Seller to Buyer.

(b) In connection with investigation by Buyer, Buyer has received or may receive from Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that Seller make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

8.6 Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same. Buyer agrees, warrants and represents that (a) Buyer is purchasing the Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Buyer’s own investigation of the Acquired Assets and (b) neither Seller nor any real estate broker or other Representative of Seller has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets or the business of Seller, or the physical condition of the Acquired Assets. Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Seller and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS”. Buyer agrees, warrants and represents that, except as set forth in this Agreement, Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

9.1 Initial Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Initial Closing are subject to the satisfaction or waiver, at or prior to the Initial Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) Each of the representations and warranties of Seller contained in Article 5 that is qualified by “materiality” or “Material Adverse Effect” or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except for such representations and warranties that expressly speak as of a date certain, which shall remain true and correct in all respects as of such date, and (ii) each of the representations and warranties of Seller contained in Article 5 that is not qualified by “materiality” or “Material Adverse Effect” or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except for such representations and warranties that expressly speak only as of a date certain, which shall remain true and correct in all material respects as of such date.

(b) Seller’s Performance. Seller shall have performed and complied with in all material respects the covenants and agreements that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Initial Closing, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Initial Closing.

(d) Seller’s Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3(a) shall have been so delivered.

(e) Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order.

9.2 Big River Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Big River Closing are subject to the satisfaction or waiver, at or prior to the Big River Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) Each of the representations and warranties of Seller contained in Article 5 that is qualified by “materiality” or “Material Adverse Effect” or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Big River Closing Date as though made on and as of the Big River Closing Date, except for such representations and warranties that expressly speak as of a date certain, which shall remain true and correct in all respects as of such date, and (ii) each of the representations and warranties of Seller contained in Article 5 that is not qualified by “materiality” or “Material Adverse Effect” or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Big River Closing Date as though made on and as of the Big River Closing Date, except for such representations and warranties that expressly speak only as of a date certain, which shall remain true and correct in all material respects as of such date.

(b) Seller’s Performance. Seller shall have performed and complied with in all material respects the covenants and agreements that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Big River Closing, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Big River Closing.

(d) Seller’s Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3(b) shall have been so delivered.

(e) Transfer of Big River Interests. Seller shall have sold, transferred and conveyed the Big River Interests to the other Member or Big River in accordance with Section 7.7, or the applicable waiting period under the ROFR shall have expired.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

10.1 Initial Closing. Seller’s obligation to consummate the transactions contemplated by this Agreement at the Initial Closing is subject to the satisfaction or waiver, at or prior to the Initial Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) Each of the representations and warranties of Buyer contained in Article 6 that is qualified by “materiality” or “material adverse effect” or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except for such representations and warranties that expressly speak as of a date certain, which shall remain true and correct in all respects as of such date, and (ii) each of the representations and warranties of Buyer contained in Article 6 that is not qualified by “materiality” or “material adverse effect” or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except for such representations and warranties that expressly speak only as of a date certain, which shall remain true and correct in all material respects as of such date.

(b) Sale Order in Effect. The Sale Order shall have been entered and the Sale Order shall have become a Final Order.

(c) Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Initial Closing, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Initial Closing.

(e) Buyer’s Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 4.2(a) shall have been so delivered.

10.2 Big River Closing. Seller’s obligation to consummate the transactions contemplated by this Agreement at the Big River Closing is subject to the satisfaction or waiver, at or prior to the Big River Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) Each of the representations and warranties of Buyer contained in Article 6 that is qualified by “materiality” or “material adverse effect” or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Big River Closing Date as though made on and as of the Big River Closing Date, except for such representations and warranties that expressly speak as of a date certain, which shall remain true and correct in all respects as of such date, and (ii) each of the representations and warranties of Buyer contained in Article 6 that is not qualified by “materiality” or “material adverse effect” or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Big River Closing Date as though made on and as of the Big River Closing Date, except for such representations and warranties that expressly speak only as of a date certain, which shall remain true and correct in all material respects as of such date.

(b) Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Big River Closing, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Big River Closing.

(d) Buyer’s Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 4.2(b) shall have been so delivered.

ARTICLE 11

TERMINATION

11.1 Termination Events Prior to the Initial Closing Date. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Initial Closing Date:

(a) by either Seller or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby; or

(ii) by mutual written consent of Seller and Buyer;

(b) by Buyer:

(i) in the event of any breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1(a) or Section 9.1(b) to be satisfied) and the failure of Seller to cure such breach within fourteen (14) days after delivery of notice from Buyer specifying particularly such breach; provided, that such breach is capable of being cured; provided further, however, that in the event that any breach shall have been cured before the termination of the fourteen (14) day cure-period, at the election of Buyer the Initial Closing Date shall be extended by the number of days actually elapsed before the cure of such breach; or

(ii) if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for Seller and such trustee rejects the transactions contemplated by this Agreement; and

(c) by Seller:

(i) in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1(a) or Section 10.1(c) to be satisfied) and the failure of Buyer to cure such breach within fourteen (14) days after delivery of notice from Buyer specifying particularly such breach; provided, that such breach is capable of being cured; provided further, however, that in the event that any breach shall have been cured before the termination of the fourteen (14) day cure-period, at the election of Seller the Initial Closing Date shall be extended by the number of days actually elapsed before the cure of such breach; or

(ii) if the Bankruptcy Court declines to approve this Agreement for any reason.

11.2 Termination Events Prior to the Big River Closing Date. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Big River Closing Date:

(a) by either Seller or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby;

(ii) by mutual written consent of Seller and Buyer; or

(iii) by either Seller or Buyer by written notice to the other if the Big River Closing shall not have occurred on or before fifty (50) days after notice is given pursuant to Section 7.7 or, in the event the ROFR is exercised, five (5) days after closing of the purchase pursuant to the ROFR, but in no event later than July 13, 2009, through no fault of (i) Buyer, in the case of notice from Buyer, or (ii) Seller, in the case of notice from Seller;

(b) by Buyer:

(i) in the event of any breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied) and the failure of Seller to cure such breach within fourteen (14) days after delivery of notice from Buyer specifying particularly such breach; provided, that such breach is capable of being cured; provided further, however, that in the event that any breach shall have been cured before the termination of the fourteen (14) day cure-period, at the election of Buyer the Big River Closing Date shall be extended by the number of days actually elapsed before the cure of such breach; or

(ii) if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for Seller and such trustee rejects the transactions contemplated by this Agreement; and

(c) by Seller:

(i) in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied) and the failure of Buyer to cure such breach within fourteen (14) days after delivery of notice from Buyer specifying particularly such breach; provided, that such breach is capable of being cured; provided further, however, that in the event that any breach shall have been cured before the termination of the fourteen (14) day cure-period, at the election of Seller the Big River Closing Date shall be extended by the number of days actually elapsed before the cure of such breach; or

(ii) if the Bankruptcy Court declines to approve this Agreement for any reason.

11.3 Effect of Termination. In the event of termination of this Agreement by Buyer or Seller pursuant to this Article 11, except as otherwise provided in this Section 11.3, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for willful breach of this Agreement prior to such termination. The provisions of this Section 11.3 and, to the extent applicable, Article 12 and Article 1, shall expressly survive the expiration or termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Initial Closing, and to the extent applicable, the Big River Closing, shall survive the Initial Closing, and to the extent applicable, the Big River Closing, in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Initial Closing, or to the extent applicable, the Big River Closing, and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyer and Seller. Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Seller or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer and Seller shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

12.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(i) If to Seller, then to:

VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, South Dakota 57104

Attn: Chief Restructuring Officer

Attn: General Counsel

Facsimile: 605-978-7050

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Patrick J. Nash, Jr.

Facsimile: 312-407-0411

(ii) If to Buyer:

Agstar Financial Solutions Group

Agstar Financing Services, PCA

7540 Airport View Dr. SW

Rochester, MN 55902

Attn: Tim E. Tracy, Vice President

Facsimile: 507-529-2072

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Josef Athanas

Facsimile: 312-993-9767

12.4 Waiver. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.5 Entire Agreement; Amendment. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer and Seller with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer and Seller with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

12.6 Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Seller, to assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement.

12.7 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.8 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.9 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the state of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.3) or any other manner permitted by law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.10 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.3, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.11 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

12.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Seller shall have any liability for any obligations or liabilities of such Seller under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

12.13 Schedules; Materiality. The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure on its face would reasonably pertain in light of the form and substance of the disclosure made, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

RBF ACQUISITION VIII, LLC

By:	AgStar Financial Services, PCA

By:	/s/ Tim Tracy
Name:	Tim Tracy
Title:	Vice President

US BIOENERGY CORPORATION

By:	/s/ Mark D. Dickey
Name:	Mark D. Dickey
Title:	Senior Vice President, General
Counsel and Corporate Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT